October 2, 2009

Mr. Perry Hansen
Audit Committee Chair
Vineyard National Bancorp
4000 Barranca Parkway, Suite 250
Irvine, CA  92605

Dear Mr. Hansen:

This is to confirm that the client-auditor relationship between Vineyard National Bancorp (Commission File Number 0-20862) and KPMG LLP has ceased.

Very truly yours,

/s/ KPMG LLP

cc:	Jim LeSieur, CFO
Chief Accountant, Securities and Exchange Commission